Exhibit 99.1

Sabine Royalty Trust

News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR NOVEMBER 2018

Dallas, Texas, November 5, 2018 – Simmons Bank, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.403920 per unit, payable on November 29, 2018, to unit holders of record on November 15, 2018. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/.

This distribution reflects primarily the oil production for August 2018 and the gas production for July 2018. Preliminary production volumes are approximately 100,081 barrels of oil and 815,204 Mcf of gas. Preliminary prices are approximately $58.76 per barrel of oil and $2.23 per Mcf of gas.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	100,081	815,204	$58.76	$2.23

Prior Month	46,071	547,466	$63.29	$2.96

Revenues are only posted and distributed when they are received. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of October, approximately $2,196,000 of revenue received will be posted in the following month of November in addition to normal receipts during November. Since the close of business in October and prior to this press release, approximately $607,000 in revenue has been received.

Approximately $557,000 for 2018 Ad Valorem taxes was deducted from this month’s distribution as compared to $604,000 this time last year. These payments are normal expenditures at this time of year.

The 2018 tax information packets are expected to begin mailing directly to unitholders in early March 2019. A copy of Sabine’s 2018 tax information booklet will be posted on Sabine’s website by March 1, 2019. In addition to the tax booklet the Sabine website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2018 tax information by February 19, 2019.

The January 1, 2018 Reserve Summary is available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper
SVP, Royalty Trust Services
Simmons Bank
Toll Free (855) 588-7839